CONTRACT

FOR

PRIVATE REDEVELOPMENT

between

CITY OF SHAKOPEE, MINNESOTA,

ECONOMIC DEVELOPMENT AUTHORITY

FOR THE CITY OF SHAKOPEE, MINNESOTA,

CANTERBURY DEVELOPMENT LLC,

and

CANTERBURY PARK HOLDING CORPORATION

Dated: August 10, 2018

This document was drafted by:

KENNEDY & GRAVEN, Chartered (JAE)

470 U.S. Bank Plaza

200 South Sixth Street

Minneapolis, Minnesota  55402

(612) 337-9300

http://www.kennedy-graven.com

TABLE OF CONTENTS

		Page

PREAMBLE		1

ARTICLE I
Definitions

Section 1.1.	Definitions	3

ARTICLE II
Representations and Warranties

Section 2.1.	Representations by the Authority	7
Section 2.2.	Representations by the City	7
Section 2.3.	Representations and Warranties by the Master Developer	7

ARTICLE III
Tax Increment Financing Assistance

Section 3.1.	Status of Redevelopment Property	9
Section 3.2.	Environmental Conditions	9
Section 3.3.	City Improvements	9
Section 3.4.	Financing for City Improvements and County Improvements	9
Section 3.5.	Developer Improvements	10
Section 3.6.	Acquisition of Right-of-Way	11
Section 3.7.	Reimbursement of Certain Master Developer Costs	11
Section 3.8.	Issuance of TIF Note and Principal Advances	11
Section 3.9.	No Business Subsidy	13
Section 3.10.	Payment of Authority and City Costs	13
Section 3.11.	Expenditures Outside TIF District	13
Section 3.12	Redevelopment of Blighted Property within TIF District	13

ARTICLE IV
Construction of Developer Improvements

Section 4.1.	Construction of Developer Improvements	15
Section 4.2.	Construction Plans	15
Section 4.3.	Commencement and Completion of Construction	16
Section 4.4.	Certificate of Completion	16
Section 4.5.	Five-Year Rule	16

ARTICLE V
Insurance

Section 5.1.	Insurance	17
Section 5.2.	Subordination	17

CONTRACT FOR PRIVATE REDEVELOPMENT

THIS CONTRACT FOR PRIVATE REDEVELOPMENT (the “Agreement”) is made as of the 10th day of August, 2018,  between the CITY OF SHAKOPEE, MINNESOTA, a statutory city organized and existing under the laws of the State of Minnesota (the “City”), the ECONOMIC DEVELOPMENT AUTHORITY FOR THE CITY OF SHAKOPEE, MINNESOTA, a public body corporate and politic under the laws of the State of Minnesota (the “Authority”),  CANTERBURY DEVELOPMENT LLC, a Minnesota limited liability company  (“Canterbury Development”), and CANTERBURY PARK HOLDING CORPORATION, a Minnesota corporation and the parent of Canterbury Development (“Canterbury Park Holding Corporation,” and together with Canterbury Development, the “Master Developer”).

WITNESSETH:

WHEREAS, the Authority was created pursuant to Minnesota Statutes, Sections 469.090 through 469.1082, as amended (the “EDA Act”) and was authorized to transact business and exercise its powers by a resolution of the City Council of the City; and

WHEREAS, the City has undertaken a program to promote economic development and job opportunities and to promote the development and redevelopment of land which is underutilized within the City, and in this connection created the Minnesota River Valley Housing and Redevelopment Project No. 1 (the “Project”) in an area (the “Project Area”) located in the City pursuant to Minnesota Statutes, Sections 469.001 through 469.047, as amended (the “HRA Act”); and

WHEREAS, by resolution dated April 4, 1995, the City Council of the City transferred control, authority, and operation of the Project to the Authority, which currently administers the Project, exercising the powers of a housing and redevelopment authority under the HRA Act, in accordance with the EDA Act; and

WHEREAS, pursuant to the EDA Act and the HRA Act, the Authority is authorized to undertake certain activities to prepare real property for development and redevelopment by private enterprise; and

WHEREAS, the Master Developer or an affiliate owns certain property (the “Redevelopment Property”) in the Project Area and has determined to redevelop, or cause to be redeveloped, the Redevelopment Property for housing, commercial/retail, hospitality and destination entertainment, and office space purposes as part of a multi-phased project (the “Redevelopment Project”); and

WHEREAS, Canterbury Park Entertainment, LLC owns a portion of the property located within the TIF District (as defined below) and will provide a consent for this Agreement and the recording of a memorandum of this Agreement against its property in the form set forth in EXHIBIT J; and

WHEREAS, in conjunction with the Redevelopment Project, the Master Developer will undertake infrastructure improvements within the Project Area, including but not limited to the development of public streets, utilities, sidewalks, and other public infrastructure (the “Developer Improvements”); and

WHEREAS, in conjunction with the Redevelopment Project, the City will also undertake certain infrastructure improvements within or adjacent to the Project Area, including but not limited to public streets, utilities, sidewalks, and other public infrastructure (the “City Improvements”); and

WHEREAS, in order to achieve the objectives of the Housing and Redevelopment Plan (the “Redevelopment Plan”) for the Project, the Authority is prepared to pay a portion of the costs related to the Developer Improvements and the City Improvements, in order to bring about development in accordance with the Plan and this Agreement; and

WHEREAS, the Authority has established the Tax Increment Financing (Redevelopment)  District No. 18  (the “TIF District”) pursuant to Minnesota Statutes, Sections 469.174 through 469.1794, as amended, made up of the area within the Project Area to be redeveloped by the Master Developer; and

WHEREAS, the Authority and the City believe that the development of the Redevelopment Property pursuant to and in general fulfillment of this Agreement, are in the vital and best interests of the City, will promote the health, safety, morals, and welfare of its residents, and will be in accord with the public purposes and provisions of the applicable State and local laws and requirements under which the Project has been undertaken and is being assisted.

NOW, THEREFORE, in consideration of the premises and the mutual obligations of the parties hereto, each of them does hereby covenant and agree with the other as follows:

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ARTICLE I

Definitions

Section 1.1.  Definitions.  In this Agreement, unless a different meaning clearly appears from the context:

“Agreement” means this Contract for Private Redevelopment, as the same may be from time to time modified, amended, or supplemented.

“Authority” means the Economic Development Authority for the City of Shakopee, Minnesota,  a public body corporate and politic under the laws of the State.

“Authority Representative” means the Executive Director of the Authority, or any person designated by the Executive Director to act as the Authority Representative for the purposes of this Agreement.

“Authorizing Resolution” means the resolution of the Authority adopted by the Board of Commissioners of the Authority on August 8, 2018, approving this Agreement and authorizing the issuance of the TIF Note.

“Available Tax Increment” means, on each Payment Date, the Tax Increment attributable to the TIF District Property and paid to the Authority by the County in the six (6) months preceding the Payment Date after first deducting therefrom ten percent (10%) of the Tax Increment to be used to reimburse the Authority for administrative expenses.  Available Tax Increment shall not include any Tax Increment if, as of any Payment Date, there is an uncured Event of Default under this Agreement.  As long as the TIF Bonds are outstanding, Available Tax Increment will not include Pledged Tax Increment.

“Business Day” means any day except a Saturday, Sunday, legal holiday, a day on which the City is closed for business, or a day on which banking institutions in the City are authorized by law or executive order to close.

“Business Subsidy Act” means Minnesota Statutes, Sections 116J.993 to 116J.995, as amended.

“Canterbury Development” means Canterbury Development LLC, a Minnesota limited liability company, its successors and assigns.

“Canterbury Park Holding Corporation” means Canterbury Park Holding Corporation, a Minnesota corporation, its successors and assigns.

“Certificate of Completion” means the Certificate of Completion, in substantially the form attached hereto as EXHIBIT H, provided by the Authority Representative and the City Representative to the Master Developer, or the purchaser of any part, parcel, or unit of the Redevelopment Property, pursuant to Section 4.4 hereof.

“City” means the City of Shakopee, Minnesota,  a statutory city organized and existing under the laws of the State.

“City Improvements” means the construction of infrastructure, including but not limited to the development of public streets, utilities, sidewalks, and other public infrastructure and related design, survey, and engineering work, and site preparation work performed by the City on the Redevelopment Property and listed under “City – TIF” and “City – Other Funds” in EXHIBIT C.

“City Representative” means the City Administrator of the City, or any person designated by the City Administrator to act as the City Representative for the purposes of this Agreement.

“Construction Plans” means the plans, specifications, drawings and related documents on the construction work to be performed by the Master Developer on the Redevelopment Property which (a) shall be as detailed as the plans, specifications, drawings and related documents which are submitted to the appropriate officials of the City for review and approval, and (b) shall include at least the following for each improvement project:  (1) street plan and profile; (2) utility plan and profile; (3) erosion and sediment control plans; (4) typical street cross sections; (5)  detail plans; (6) landscape plan; and (7) such other plans or supplements to the foregoing plans as the Authority may reasonably request to allow it to ascertain the nature and quality of the proposed construction work.

“County” means Scott County, Minnesota.

“County Improvements” means the construction of infrastructure, including but not limited to the development of public streets, utilities, sidewalks, and other public infrastructure and related design, survey, and engineering work, and site preparation work performed by the County and listed under “County-TIF” or “County – Other Funds” in EXHIBIT C.

“Deficiency Payments” means any payments made by the City on the TIF Bonds from revenues or funds of the City other than Tax Increment, that are required to be reimbursed with Tax Increment in accordance with Section 3.4(b) hereof.

“Developer Improvements Requirements” mean the Developer Improvements Requirements set forth in EXHIBIT E.

“Developer Improvements” means the construction of infrastructure, including but not limited to the development of public streets, utilities, sidewalks, and other public infrastructure and related design, survey, and engineering work, and site preparation work performed by the Master Developer on the Redevelopment Property in conjunction with the Redevelopment Project and listed under “Canterbury – TIF” in EXHIBIT C and described in EXHIBIT D.

“EDA Act” means Minnesota Statutes, Sections 469.090 through 469.1082, as amended.

“Event of Default” means an action by the Master Developer listed in Article IX hereof.

“Holder” means the owner of a Mortgage.

“HRA Act” means Minnesota Statutes, Sections 469.001 through 469.047, as amended.

“Master Developer” means, collectively, Canterbury Development and Canterbury Park Holding Corporation, or their permitted successors and assigns.

“Material Change” means a change in construction plans that decrease the cost of the Developer Improvements by $1,000,000 or more.

“Maturity Date” means the later of (i) the date that the TIF Note has been paid in full or terminated in accordance with its terms; or (ii) the date that the TIF Bonds have been paid in full, redeemed or defeased in accordance with their terms.

“Mortgage” means any mortgage made by the Master Developer that is secured, in whole or in part, with the Redevelopment Property and that is a permitted encumbrance pursuant to the provisions of Article VIII hereof.

“Party” means a party to this Agreement.

“Payment Date” means each February 1 and August 1, commencing August 1, 2020, on which principal of the TIF Note is paid.

“Pledged Tax Increment” means, on each Payment Date, the Tax Increment attributable to the TIF District Property and paid to the City by the County equal to one-half of one hundred and five percent (105%) of the principal of TIF Bonds due on the next two Payment Dates and one hundred and five percent (105%) of the interest due on TIF Bonds on the next Payment Date, plus any amounts required to reimburse the City for any Deficiency Payments made as set forth in Section 3.4(b) hereof.

“Project” means the Minnesota River Valley Housing and Redevelopment Project No. 1.

“Project Area” means the property within the Project, as described in the Redevelopment Plan.

“Qualified Public Redevelopment Costs” has the meaning provided in Section 3.7 hereof.

“Redevelopment Plan” means the Redevelopment Plan for the Project.

“Redevelopment Property” means the real property legally described in EXHIBIT A attached hereto and owned by the Master Developer or an affiliate.

“Redevelopment Project” means the proposed multi-phased housing, commercial/retail, hospitality and destination entertainment, and office space project to be redeveloped on the Redevelopment Property as described in EXHIBIT F and EXHIBIT G attached hereto.

“State” means the State of Minnesota.

“Tax Increment” means that portion of the real property taxes that is paid with respect to the TIF District Property and that is remitted to the Authority as tax increment pursuant to the Tax Increment Act.

“Tax Increment Act” or “TIF Act” means the Tax Increment Financing Act, Minnesota Statutes, Sections 469.174 through 469.1794, as amended.

“Tax Increment District” or “TIF District” means Tax Increment Financing (Redevelopment) District No. 18,  a redevelopment tax increment financing district created by the City and the Authority.

“Tax Increment Plan” or “TIF Plan” means the Tax Increment Financing Plan for the TIF District approved by the City Council of the City on March 6, 2018, and as it may be amended.

“Tax Official” means any County assessor, County auditor, County or State board of equalization, the commissioner of revenue of the State, or any State or federal district court, the tax court of the State, or the State Supreme Court.

“TIF District Property” means the property included in the TIF District, which includes the Redevelopment Property and the additional property listed in the TIF Plan.

“TIF Note” means a Tax Increment Revenue Note, substantially in the form attached hereto as EXHIBIT B, to be delivered by the Authority to the Master Developer in accordance with Section 3.4  hereof.

“TIF Bonds” means the (i) City’s Taxable General Obligation Tax Increment Financing Bonds,  expected to be issued in 2019 in the amount sufficient to provide $9,630,000 for financing City Improvements (net of capitalized interest, costs of issuance of the bonds, underwriter’s discount, and bond discount (if any)); (ii) any bonds or obligations issued to refund the TIF Bonds (including, in the case of an interfund loan, any obligation to refinance such loan through issuance of an obligation to third parties).

“Transfer” has the meaning set forth in Section 8.2(a) hereof.

“Unavoidable Delays” means delays beyond the reasonable control of the Party seeking to be excused as a result thereof which are the direct result of strikes, other labor troubles, prolonged adverse weather or acts of God, fire or other casualty to the Developer Improvements, litigation commenced by third parties which, by injunction or other similar judicial action, directly results in delays, or acts of any federal, state or local governmental unit (other than the Authority or City in exercising their rights under this Agreement), including without limitation condemnation or threat of condemnation of any portion of the Redevelopment Property, which directly result in delays.  Unavoidable Delays shall not include delays experienced by the Master Developer in obtaining permits or governmental approvals necessary to enable construction of the Developer Improvements by the dates such construction is required under Section 4.3 hereof, so long as the Construction Plans have been approved in accordance with Section 4.2 hereof.

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ARTICLE II

Representations and Warranties

Section 2.1.  Representations by the Authority.

(a)The Authority is an economic development authority duly organized and existing under the laws of the State.  Under the provisions of the EDA Act and the HRA Act, the Authority has the power to enter into this Agreement and carry out its obligations hereunder.

(b)The Authority will use its best efforts to facilitate development of the Developer Improvements, including but not limited to cooperating with the Master Developer in obtaining necessary administrative and land use approvals and construction financing pursuant to Section 7.1 hereof.

(c)The Authority will issue the TIF Note, subject to all the terms and conditions of this Agreement.

(d)The activities of the Authority are undertaken for the purpose of fostering the redevelopment of certain real property in the City, which will create new tax base in the City and create employment opportunities in the City.

Section 2.2.  Representations by the City.

(a)The City is a statutory city organized and existing under the Constitution and the laws of the State.  Under the provisions of the HRA Act, the City has the power to enter into this Agreement and carry out its obligations hereunder.

(b)The City will construct the City Improvements pursuant to the provisions of this Agreement.

(c)The activities of the City are undertaken for the purpose of fostering the redevelopment of certain real property in the City, which will create new tax base in the City and create housing and employment opportunities in the City.

Section 2.3.  Representations and Warranties by the Master Developer.  The Master Developer represents and warrants that:

(a)Canterbury Development is a  limited liability company which is duly organized and in good standing under the laws of the State; Canterbury Development is not in violation of any provisions of its articles of organization or bylaws; Canterbury Development is duly authorized to transact business within the State and has power to enter into this Agreement; and Canterbury Development has duly authorized the execution, delivery, and performance of this Agreement by proper action of its respective officers, directors, managers, governors or members (as applicable).

(b)Canterbury Park Holding Corporation is a corporation which is duly organized and in good standing under the laws of the State; Canterbury Park Holding Corporation is not in violation of any provisions of its articles of incorporation or bylaws; Canterbury Park Holding Corporation is duly authorized to transact business within the State and has power to enter into this Agreement; and Canterbury Park Holding Corporation has duly authorized the execution, delivery, and performance of this Agreement by proper action of its respective officers, directors, managers, governors or members (as applicable).

(c)The Master Developer will construct the Developer Improvements on the Redevelopment Property.

(d)The Master Developer will construct and pay for the Developer Improvements in accordance with the terms of this Agreement, the Redevelopment Plan and all local, State, and federal laws and regulations (including, but not limited to, environmental, zoning, building code, and public health laws and regulations).

(e)The Master Developer has received no notice or communication from any local, State or federal official that the activities of the Master Developer or the Authority in the Project Area may be or will be in violation of any environmental law or regulation (other than those notices or communications of which the Authority is aware).  The Master Developer is aware of no facts the existence of which would cause it to be in violation of or give any person a valid claim under any local, state or federal environmental law, regulation or review procedure.

(f)The Master Developer will prepare and provide to the City the Construction Plans, will obtain or cause to be obtained, in a timely manner, all required permits, licenses and approvals, and will meet, in a timely manner, all requirements of all applicable local, state and federal laws and regulations which must be obtained or met before the Developer Improvements may be lawfully constructed.

(g)Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement is prevented, limited by or conflicts with or results in a breach of, the terms, conditions or provisions of any corporate restriction or any evidences of indebtedness, agreement or instrument of whatever nature to which the Master Developer is now a Party or by which it is bound, or constitutes a default under any of the foregoing, which default or breach might prevent the Master Developer from performing its obligations under this Agreement.

(h)The Master Developer shall promptly advise the Authority in writing of all litigation or claims affecting any part of the Developer Improvements and all written complaints and charges made by any governmental authority materially affecting the Developer Improvements or materially affecting Master Developer or its business which may delay or require changes in construction of the Developer Improvements.

(i)The proposed development by the Master Developer hereunder would not occur but for the tax increment financing assistance being provided by the Authority hereunder.

(j)The Master Developer will cause the Redevelopment Project to be constructed by secondary developers outside of the purview of this Agreement.

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ARTICLE III

Tax Increment Financing Assistance

Section 3.1.  Status of Redevelopment Property.  As of the date of this Agreement, the Master Developer or an affiliate owns the Redevelopment Property.  Neither the Authority nor the City has any obligation to acquire the Redevelopment Property.

Section 3.2.  Environmental Conditions.

(a)The Master Developer acknowledges that neither the Authority nor the City makes any representations or warranties as to the condition of the soils on the Redevelopment Property or the fitness of the Redevelopment Property for construction of the Developer Improvements or any other purpose for which the Master Developer may make use of such property, and that the assistance provided to the Master Developer under this Agreement neither implies any responsibility by the Authority or the City for any contamination of the Redevelopment Property nor imposes any obligation on such parties to participate in any cleanup of the Redevelopment Property.

(b)Without limiting its obligations under Section 8.3 hereof the Master Developer, jointly and severally, further agrees that it will indemnify, defend, and hold harmless the Authority, the City, and their governing body members, officers, and employees, from any claims or actions arising out of the presence, if any, of hazardous wastes or pollutants existing on or in the Redevelopment Property, unless and to the extent that such hazardous wastes or pollutants are present as a result of the actions or omissions of the indemnitees.  Nothing in this Section will be construed to limit or affect any limitations on liability of the City or Authority under State or federal law, including without limitation Minnesota Statutes, Sections 466.04 and 604.02.

Section 3.3.  City Improvements.   Subject to Unavoidable Delays, the City will construct the City Improvements listed under “City – TIF” and “City – Other Funds” in EXHIBIT C.  The City will also pay the County for the County Improvements listed under “County-TIF” in EXHIBIT C.

Section 3.4.  Financing for City Improvements and County Improvements.

(a) Generally.  The City will issue tax-exempt TIF Bonds in an amount that provides proceeds of at least $9,630,000  (net of capitalized interest, costs of issuance of the bonds, underwriter’s discount, and bond discount (if any)) to finance the costs of the City Improvements under “City – TIF” and “City – Other Funds” and the costs of the County Improvements listed under “County-TIF”  as described in EXHIBIT C.  The TIF Bonds will be issued upon satisfaction of the following conditions:

(i)	The City has determined in its sole discretion that the issuance of the TIF Bonds is feasible under market conditions at the time of issuance;
(ii)	The Master Developer has obtained and the City has approved one or more commitments for financing of the Shenandoah Drive project as described in EXHIBIT C, pursuant to Section 7.1 hereof;
(iii)	The financing for the housing development with approximately 300 market-rate housing units described in EXHIBIT F has closed; and
(iv)	There is no uncured Event of Default under this Agreement.

Notwithstanding the foregoing, the City shall have the option to delay issuance of any TIF Bonds temporarily or for as long as the City is prohibited from issuing the TIF Bonds pursuant to changes in federal or State law enacted after the date of this Agreement.

The City may, in its sole discretion, finance the City Improvements and the County Improvements listed under

“County-TIF”  as described in EXHIBIT C through the issuance of TIF Bonds to third parties or through an interfund loan, or any combination thereof, provided that any interfund loan will constitute TIF Bonds for purposes of this Agreement.

(b)Payments.  The  TIF Bonds will have a final maturity of February 1, 20__, will be callable at a date determined by the City and its municipal advisor to ensure reasonable interest rates on such bonds, and will be secured by a pledge of Pledged Tax Increment.  To the extent Pledged Tax Increment is insufficient to pay principal of and interest on the TIF Bonds, the City shall make Deficiency Payments.  Prior to making any payments on the TIF Note, the City shall reimburse itself for any Deficiency Payments from Available Tax Increment.  The Master Developer will have no obligations with respect to the payment of principal or interest on the TIF Bonds.

(c)Financing Other Improvements.  The City will use approximately $1,584,000 of its own funds to finance a portion of the changes to County Road 83 listed under “City – Other Funds” in EXHIBIT C.

Section 3.5.Developer Improvements.

(a)The Master Developer intends to construct the Developer Improvements listed in EXHIBIT C on or before the timelines set forth in EXHIBIT C pursuant to the requirements set forth in Article IV hereof.    The Shenandoah Drive and Barenscheer Boulevard projects listed under “Canterbury TIF” in  EXHIBIT C must be completed.  The Master Developer may request reimbursement for Qualified Public Redevelopment Costs (pursuant to Section 3.8(b) hereof) for each project listed below in the maximum amounts listed below.

Developer Improvements	TIF Cap
Shenandoah Drive & Barenscheer Boulevard (with right-of-way acquisition)	$16,236,500
Vierling Drive extension/Internal roads	$7,000,000
General Wayfinding	$100,000
Total Tax Increment	$23,336,500

If any portion of Available Tax Increment allocated to the Shenandoah Drive and Barenscheer Boulevard projects is not expended by the Master Developer, such funds will be available for the Authority to allocate such funds to the acquisition of right-of-way for the changes to County Road 83 described in EXHIBIT C.

(b)The Master Developer shall substantially complete the Developer Improvements required on Shenandoah Drive on or before December 31, 2019, with the bituminous wear course to be completed by September 30, 2020.  The completion of the Developer Improvements required on Shenandoah Drive is critical for the adjacent housing project to open in a timely fashion.  If the Master Developer does not commence construction of the Developer Improvements required on Shenandoah Drive on or before December 15, 2018, the Master Developer agrees to enter into a petition and waiver agreement with the City within thirty (30) days of notice by the City stating that the Master Developer will agree to pay 100% of the costs of the Developer Improvements required on Shenandoah Drive through a special assessment against the Redevelopment Property and the City will construct such improvements.

(c)The Master Developer shall substantially complete the Developer Improvements required on Barenscheer Boulevard on or before December 31, 2020, with the bituminous wear course to be completed by September 30, 2021.  If the Master Developer does not commence construction of the Developer Improvements required on Barenscheer Boulevard on or before May 31, 2020, the Master Developer agrees to enter into a petition and waiver agreement with the City within thirty (30) days of notice by the City stating that the Master Developer will agree to pay 100% of the costs of the Developer Improvements required on Barenscheer Boulevard through a special assessment against the Redevelopment Property and the City will construct such improvements.

(d)It shall not be a default under this Agreement if the Master Developer does not undertake the Vierling Drive extension/internal roads project.

Section 3.6.Acquisition of Right-of-Way.  The City will negotiate with SanMar regarding acquisition of right-of-way.

Section 3.7.  Reimbursement of Certain Master Developer Costs.  The Master Developer shall undertake all necessary design, survey, and engineering work,  acquisition of right-of-way, site preparation, and installation of public infrastructure related to the construction of the Developer Improvements.  In order to make the development of the Developer Improvements economically feasible, the Authority shall reimburse the Master Developer for all necessary design, survey and engineering work, acquisition of right-of-way, site preparation, the portion of the cost of demolition of barns specifically related to construction of Developer Improvements, and installation of public infrastructure (the “Qualified Public Redevelopment Costs”) in the maximum amount of $23,336,500.  Qualified Public Redevelopment Costs shall be reimbursed in the maximum amounts listed in Section 3.5(a).

Section 3.8.  Issuance of TIF Note and Principal Advances.

(a)Terms.  In order to reimburse the Master Developer for the Qualified Public Redevelopment Costs related to constructing the Developer Improvements on the Redevelopment Property, the Authority shall issue and Master Developer shall purchase the TIF Note in the maximum principal amount of $23,336,500, substantially in the form attached hereto as EXHIBIT B.  The Authority and the Master Developer agree that the TIF Note shall be issued in consideration of the Master Developer paying the Qualified Public Redevelopment Costs.  Before delivery of the TIF Note, the Master Developer shall have:

(i)	submitted the Construction Plans for the Shenandoah Drive project to the Authority and obtained approval for the Construction Plans from the Authority;
(ii)	submitted and obtained Authority approval of financing in accordance with Section 7.1 hereof;
(iii)

delivered to the Authority written evidence in a form satisfactory to the Authority that the Master Developer has paid Qualified Public Redevelopment Costs in at least the principal amount of $1,000,000; and

(iv)	delivered to the Authority an investment letter in a form reasonably satisfactory to the Authority.

(b)Principal Advances.  Following the satisfaction of the requirements in Section 3.8(a) hereof,  and on any date, the Master Developer may request the Authority enter an advance of principal under the TIF Note (a “Principal Advance”) on the ledger of such advances maintained by the registrar (the “Principal Advance Ledger”), by submitting to the Authority a certificate (the “Principal Advance Certificate”) signed by the Master Developer’s duly authorized representative, containing the following: (i) a statement that each cost identified in the Principal Advance Certificate is a Qualified Public Redevelopment Cost reimbursable pursuant to Section 3.7 hereof and that no part of such cost has been included in any previous Principal Advance Certificate; (ii) evidence that each identified Qualified Public Redevelopment Cost has been paid or incurred by or on behalf of the Master Developer;  (iii) a certification from the City Engineer that the Developer Improvements for which reimbursement is requested have been approved by the City and have been completed based on the requirements of EXHIBIT D and EXHIBIT E;  (iv) a statement that no uncured Event of Default by the Master Developer has occurred and is continuing under this Agreement;  (v) a statement describing the type and amount of Qualified Public Redevelopment Costs that were expended outside the TIF District, if any; and (vi) a statement that the expenditures for which reimbursement is requested complies with Section 4.5 hereof.   The Master Developer may submit one (1) Principal Advance Certificate per month to the Authority.

Within forty-five (45) days after receipt of the Principal Advance Certificate, the Authority shall, if the Authority Representative has determined that all the aforementioned requirements have been satisfied, so notify the Master Developer and direct the registrar to enter the amount requested in the Principal Advance Ledger on the next February 1 or August 1, provided that the aggregate amount of sums entered on the Principal Advance Ledger shall not exceed $23,336,500.  The Authority may, if not satisfied that the conditions described herein have been met, return the Principal Advance Certificate with a statement of the reasons why the Principal Advance Certificate is not acceptable and requesting such further documentation or clarification as the Authority may reasonably require.  Failure by the Authority to notify the Master Developer of any objections within thirty (30) days after receipt of the Principal Advance Certificate will be deemed acceptance thereof.

(c)Payment on TIF Note Solely from Available Tax Increment.  Principal and interest payments on the TIF Note shall be payable each Payment Date solely with Available Tax Increment.  The Master Developer understands and acknowledges that the City makes no representations or warranties regarding the amount of Available Tax Increment, or that revenues pledged to the TIF Note will be sufficient to pay the principal of the TIF Note.  The Master Developer further understands and acknowledges that the TIF Note is subordinate to the City’s TIF Bonds.  Therefore, Available Tax Increment will first be used by the City to provide debt service coverage equal to one hundred and five percent (105%) of the principal of and interest on the TIF Bonds and to reimburse the City for any Deficiency Payments.  The City will only make payments on the TIF Note in the amount of the remaining Available Tax Increment.

(d)Termination of Right to TIF Note.  Notwithstanding anything to the contrary in this Agreement, if the conditions for delivery of the TIF Note set forth in Section 3.8(a) are not met by August 9, 2023, the Authority may terminate this Agreement by ten (10) days’ written notice to the Master Developer.  Thereafter neither Party shall have any obligations or liability to the other hereunder, except that any obligations of the Master Developer under Sections 3.11 and 8.3 hereof survive such termination.

(e)Qualifications.    The Master Developer understands and acknowledges that the Authority makes no representations or warranties regarding the amount of Available Tax Increment, or that revenues pledged to the TIF Note will be sufficient to pay the principal of the TIF Note.  Any estimates of Tax Increment prepared by the Authority or its financial advisors in connection with the TIF District or this Agreement are for the benefit of the Authority, and are not intended as representations on which the Master Developer may rely.  If the Qualified Public Redevelopment Costs exceed the principal amount of the TIF Note, such excess is the sole responsibility of Master Developer.

Section 3.9.  No Business Subsidy.  Minnesota Statutes, Section 116J.993, subdivision 3(17) provides an exception from the Business Subsidy Act for redevelopment when the recipient’s investment in the purchase of the site and in site preparation is seventy percent (70%) or more of the assessor’s current year’s estimated market value.

In order to use this exception, the Master Developer warrants and represents that its investment in the purchase of the Redevelopment Property and the site preparation on such Redevelopment Property (net of any portion of such costs to be reimbursed with tax increment or any other subsidies provided by the City or Authority) will equal at least seventy percent (70%) of the County assessor’s estimated market value for the Redevelopment Property for the 2018 assessment year, calculated as follows:

Development property cost$0.00

Plus Estimated cost of site preparation$35,072,262.00

Equals land cost and site preparation$35,072,262.00

2018 Assessor’s Estimated Fair Market Value

of Redevelopment Property$15,194,590.00

$35,072,262.00 (acquisition and site preparation cost) less $23,336,500 (amount of financial assistance provided by City for acquisition and site preparation), equals $11,735,762 which is 77% of $15,194,590 (assessor’s current estimated fair market value)

Therefore, the Master Developer is not required to comply with the requirements of the Business Subsidy Act.

Section 3.10.  Payment of Authority and City Costs.  The Master Developer has deposited with the Authority $40,152.88 to pay Administrative Costs of the City and the Authority.  The City and the Authority have used such deposit to pay “Administrative Costs,” which term means out-of-pocket costs incurred by the City and the Authority, together with staff and consultant costs of the City and the Authority, all attributable to or incurred in connection with the negotiation and preparation of this Agreement, the TIF Plan, and other documents and agreements in connection with the establishment of the TIF District and redevelopment of the Redevelopment Property, and not previously paid by the Master Developer.  The Authority agrees to reimburse the Master Developer for the $40,152.88 as part of the Qualified Public Redevelopment Costs.  The Authority and the City will reimburse itself for all other Administrative Costs with Tax Increment.  If the TIF District does not produce a sufficient amount of Tax Increment to pay the City and the Authority’s remaining Administrative Costs, the Master Developer shall pay any remaining Administrative Costs of the City and the Authority upon demand.

Section 3.11.  Expenditures Outside TIF District.  The Master Developer, the City, and the Authority understand and acknowledge that no more than 25% of the Tax Increment may be used for expenditures for items outside the TIF District but within the Project Area.  10% of the Tax Increment has been set aside to pay the Authority’s administrative costs of the TIF District.  The 15% of Tax Increment may be used by the City and the Master Developer for costs outside the TIF District.  Attached as EXHIBIT I is a list of the potential expenditures that may be incurred outside the TIF District.  The Master Developer, the City, and the Authority will work cooperatively to ensure that no more than 15% of costs reimbursed with Tax Increment are expended outside the TIF District.

Section 3.12.  Redevelopment of Blighted Property within TIF District.  The Parties understand and acknowledge that 90% of the Tax Increment generated by the TIF District must be used to ameliorate the conditions for which the TIF District was established.  The Master Developer intends to remedy the blight within the TIF District through the demolition of existing structures, construction of other improvements, and incurring the costs described in Section 469.176, subd. 4j of the TIF Act.  If such work in not commenced by August 9, 2022 (the “four-year rule date”), the City, the Authority, and the Master Developer will work cooperatively to find secondary developers to redevelop the blighted parcels that have not yet been improved.

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ARTICLE IV

Construction of Developer Improvements

Section 4.1.  Construction of Improvements.  The Master Developer agrees that it will construct the Developer Improvements on the Redevelopment Property in accordance with the approved Construction Plans and the Developer Improvements Requirements and will operate and maintain, preserve and keep the Developer Improvements or cause the Developer Improvements to be maintained, preserved and kept with the appurtenances and every part and parcel thereof, in good repair and condition until acceptance and transfer of the Developer Improvements by the City.

Section 4.2.  Construction Plans.

(a)Before commencing construction of the Developer Improvements, the Master Developer shall submit to the City and the Authority Construction Plans for the Developer Improvements that conform with the Developer Improvements Requirements.  The Construction Plans shall provide for the construction of the Developer Improvements and shall be in conformity with this Agreement, the Redevelopment Plan and all applicable State and local laws and regulations.  The City and the Authority will approve the Construction Plans in writing if (i) the Construction Plans conform to all terms and conditions of this Agreement; (ii) the Construction Plans conform to the goals and objectives of the Redevelopment Plan; (iii) the Construction Plans conform to all applicable federal, state and local laws, ordinances, rules and regulations; (iv) the Construction Plans are adequate to provide for construction of the Developer Improvements; (v) the Construction Plans do not provide for expenditures in excess of the funds available to the Master Developer for construction of the Developer Improvements; and (vi) no Event of Default has occurred.  No approval by the City or the Authority shall relieve the Master Developer of the obligation to comply with the terms of this Agreement, applicable federal, State and local laws, ordinances, rules and regulations, or to construct the Developer Improvements in accordance therewith.  No approval by the City or the Authority shall constitute a waiver of an Event of Default.  The City and the Authority shall notify the Master Developer of any rejection of the Construction Plans, and set forth in detail the reasons for the rejection, within twenty (20) days after the date the City and the Authority receive final plans from the Master Developer.  If the City or the Authority rejects any Construction Plans in whole or in part, the Master Developer shall submit new or corrected Construction Plans within twenty (20) days after written notification to the Master Developer of the rejection.  The provisions of this Section relating to approval, rejection and resubmission of corrected Construction Plans shall continue to apply until the Construction Plans have been approved by the City and the Authority.  The City and the Authority’s approval shall not be unreasonably withheld.  Said approval shall constitute a conclusive determination that the Construction Plans (and the Developer Improvements, constructed in accordance with said plans) comply to the City and the Authority’s satisfaction with the provisions of this Agreement relating thereto.  The City (and as applicable, the State and the County) shall approve the Construction Plans pursuant to their customary approval process.

(b)If the Master Developer desires to make any Material Change in the Construction Plans or any component thereof after their approval by the City and the Authority, the Master Developer shall submit the proposed change to the City and the Authority for its approval.  If the Construction Plans, as modified by the proposed change, conform to the requirements of this Section 4.2 with respect to such previously approved Construction Plans, the City and the Authority shall approve the proposed change and notify the Master Developer in writing of its approval.  The City and the Authority shall notify the Master Developer of any rejection of the Construction Plans, and set forth in detail the reasons for the rejection, within twenty (20) days after the date the City and the Authority receive final plans from the Master Developer.  The Authority’s approval of any such change in the Construction Plans will not be unreasonably withheld.

Section 4.3.  Commencement and Completion of Construction.  The Master Developer expects to commence construction of the Developer Improvements by December 31, 2018 and will be reimbursed for the costs of Developer Improvements incurred by no later than five years after the TIF District is certified  (August 9, 2023).  Subject to Unavoidable Delays, the Master Developer shall complete the construction of the Developer Improvements no later than five years after the date the TIF District is certified.  All work with respect to the Developer Improvements to be constructed or provided by the Master Developer on the Redevelopment Property shall be in conformity with the Construction Plans as submitted by the Master Developer and approved by the Authority and the City.

The Master Developer agrees for itself, its successors, and assigns, and every successor in interest to the Redevelopment Property, or any part thereof, that the Master Developer, and such successors and assigns, shall promptly begin and diligently prosecute to completion the development of the Redevelopment Property through the construction of the Developer Improvements thereon, and that such construction shall in any event be commenced and paid for within the period specified in this Section 4.3.  After the date of this Agreement and until construction of the Developer Improvements has been completed, the Master Developer shall make reports, in such detail and at such times as may reasonably be requested by the Authority, as to the actual progress of the Master Developer with respect to such construction

Section 4.4.  Certificate of Completion.

(a)Promptly after construction and acceptance of each of the Developer Improvements described in EXHIBIT C attached hereto as “Shenandoah Drive Construct,” “Barenscheer Blvd Construct,” and “Vierling Drive extension/Internal roads” in accordance with those provisions of the Agreement relating solely to the obligations of the Master Developer to construct the Developer Improvements, the Authority Representative will furnish the Master Developer with a Certificate of Completion as shown in EXHIBIT H attached hereto.

(b)If the Authority Representative shall refuse or fail to provide any certification in accordance with the provisions of this Section 4.4, the Authority Representative shall, within thirty (30) days after written request by the Master Developer, provide the Master Developer with a written statement, indicating in adequate detail in what respects the Master Developer has failed to construct the Developer Improvements in accordance with the provisions of the Agreement, or is otherwise in default, and what measures or acts will be necessary, in the opinion of the Authority, for the Master Developer to take or perform in order to obtain such certification.

(c)The construction of the Developer Improvements shall be deemed to be complete upon a determination by the Authority Representative, in its reasonable discretion, that the Developer Improvements on the Redevelopment Property have been substantially completed in accordance with approved Construction Plans and the Developer Improvements Requirements.

Section 4.5.  Five-Year Rule.  As of the date of this Agreement, the five-year rule date for the TIF District is August 9, 2023.  The Secondary Developer acknowledges and understands that it must comply with Minnesota Statutes, Section 469.1763, subdivision 3, as amended, on or prior to such date.  Principal Advances under Section 3.8(b) will not be made for any activities that do not comply with Minnesota Statutes, Section 469.1763, subdivision 3, as amended.

ARTICLE V

Insurance

Section 5.1.  Insurance.

(a)The Master Developer will provide and maintain at all times during the process of constructing the Developer Improvements the insurance required by the Developer Improvements Requirements.

(b)All insurance shall be taken out and maintained in responsible insurance companies selected by the Master Developer that are authorized under the laws of the State to assume the risks covered thereby.  Upon request, the Master Developer will deposit annually with the Authority policies evidencing all such insurance, or a certificate or certificates or binders of the respective insurers stating that such insurance is in force and effect.

(c)The Master Developer agrees to notify the Authority and the City immediately in the case of damage exceeding $500,000 in amount to, or destruction of, the Developer Improvements or any portion thereof resulting from fire or other casualty.  In such event the Master Developer will promptly repair, reconstruct, and restore the Developer Improvements to substantially the same or an improved condition or value as it existed prior to the event causing such damage and, to the extent necessary to accomplish such repair, reconstruction, and restoration, the Master Developer will apply the net proceeds of any insurance relating to such damage received by the Master Developer to the payment or reimbursement of the costs thereof.

The Master Developer shall complete the repair, reconstruction and restoration of the Developer Improvements, regardless of whether the net proceeds of insurance received by the Master Developer for such purposes are sufficient to pay for the same.  Any net proceeds remaining after completion of such repairs, construction, and restoration shall be the property of the Master Developer.

(d)The Master Developer, the City, and the Authority agree that all of the insurance provisions set forth in this Article V shall terminate upon the conveyance of the Developer Improvements to the City.

Section 5.2.  Subordination.  Notwithstanding anything to the contrary herein, the rights of the Authority and the City with respect to the receipt and application of any insurance proceeds shall, in all respects, be subordinate and subject to the rights of any Holder under a Mortgage allowed pursuant to Article VII hereof.

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ARTICLE VI

Tax Increment; Taxes

Section 6.1.  Right to Collect Delinquent Taxes.  The Master Developer acknowledges that the Authority is providing substantial aid and assistance in furtherance of the Redevelopment Project through the issuance of the TIF Note and the TIF Bonds.  The Master Developer understands that the Tax Increment pledged to payments on the TIF Note and the TIF Bonds are derived from real estate taxes on the Redevelopment Property, which taxes must be promptly and timely paid.  To that end, the Master Developer agrees for itself, its successors and assigns, in addition to the obligation pursuant to statute to pay real estate taxes, that it is also obligated by reason of this Agreement to pay before delinquency all real estate taxes assessed against the Redevelopment Property and the Developer Improvements.  The Master Developer acknowledges that this obligation creates a contractual right on behalf of the Authority to sue the Master Developer or its successors and assigns to collect delinquent real estate taxes and any penalty or interest thereon and to pay over the same as a tax payment to the county auditor.  In any such suit, the Authority shall also be entitled to recover its costs, expenses and reasonable attorney fees.

Section 6.2.  Reduction of Taxes.  The Master Developer agrees that prior to the Maturity Date it will not cause a reduction in the real property taxes paid in respect of the Redevelopment Property through:  (A) willful destruction of the Redevelopment Property or any part thereof (except for the planned demolition of barns, stable dormitories and related improvements designed to promote the redevelopment of the Redevelopment Property); or (B) willful refusal to reconstruct damaged or destroyed property.  The Master Developer also agrees that it will not, prior to the Maturity Date, seek exemption from property tax for the Redevelopment Property or any portion thereof or transfer or permit the transfer of the Redevelopment Property to any entity that is exempt from real property taxes and state law (other than any portion thereof dedicated or conveyed to the City or the County in accordance with platting of the Redevelopment Property or for public improvements, right-of-way, or storm water ponding), or apply for a deferral of property tax on the Redevelopment Property pursuant to any law.

Section 6.3.  Petition to Reduce Tax.   The Master Developer may seek through petition or other means to have the County Assessor’s  estimated market value for the Redevelopment Property reduced.  Until the TIF Note and TIF Bonds are fully paid, such activity must be preceded by written notice from the Master Developer to the Authority indicating its intention to do so.    Upon receiving such notice, or otherwise learning of the Master Developer’s intentions, the Authority may suspend payments due under the TIF Note until the actual amount of the reduction is determined, whereupon the Authority will make the suspended payments less any amount that the Authority is required to repay the County as a result any reduction in market value of the Redevelopment Property.    During the period that the payments are subject to suspension, the Authority may make partial payments on the TIF Note if it determines, in its sole and absolute discretion that the amount retained will be sufficient to cover any repayment which the County may require.    The Authority’s suspension of payments on the TIF Note pursuant to this Section shall not be considered a default under Section 9.1 hereof.

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ARTICLE VII

Other Financing

Section 7.1.  Generally.  Before issuance of the TIF Note and the TIF Bonds, the Master Developer shall submit to the Authority or provide access thereto for review by Authority staff, consultants, and agents, evidence reasonably satisfactory to the Authority that Master Developer has available funds, or commitments to obtain funds, whether in the nature of mortgage financing, equity, grants, loans, or other sources sufficient for paying the cost of the constructing the Developer Improvements, provided that any lender or grantor commitments shall be subject only to such conditions as are normal and customary in the commercial lending industry.

Section 7.2.  Authority’s Option to Cure Default on Mortgage.  In the event that any portion of the Master Developer’s funds is provided through mortgage financing, and there occurs a default under any Mortgage authorized pursuant to this Article VII, the Master Developer shall cause the Authority to receive copies of any notice of default received by the Master Developer from the Holder of such Mortgage.  Thereafter, the Authority shall have the right, but not the obligation, to cure any such default on behalf of the Master Developer within such cure periods as are available to the Master Developer under the Mortgage documents.

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ARTICLE VIII

Prohibitions Against Assignment and Transfer; Indemnification

Section 8.1.  Representation as to Redevelopment.  The Master Developer represents and agrees that its purchase of the Redevelopment Property, and its other undertakings pursuant to the Agreement, are, and will be used, for the purpose of development of the Redevelopment Property and not for speculation in land holding.

Section 8.2.  Prohibition Against Master Developer’s Transfer of Property and Assignment of Agreement.  The Master Developer represents and agrees that prior to issuance of a Certificate of Completion for the Developer Improvements:

(a)Except only by way of security for, and only for, the purpose of obtaining financing necessary to enable the Master Developer or any successor in interest to the Redevelopment Property, or any part thereof, to perform its obligations with respect to undertaking the development contemplated under this Agreement, and any other purpose authorized by this Agreement, the Master Developer has not made or created and will not make or create or suffer to be made or created any total or partial sale, assignment, conveyance, or lease, or any trust or power, or transfer in any other mode or form of or with respect to this Agreement or the Redevelopment Property or any part thereof or any interest therein, or any contract or agreement to do any of the same, to any person or entity whether or not related in any way to the Master Developer (collectively, a “Transfer”), without the prior written approval of the Authority and the City (whose approval will not be unreasonably withheld, subject to the standards described in paragraph (b) of this Section) unless the Master Developer remains liable and bound by this Agreement in which event the Authority’s  approval and the City’s  approval are not required.  Any such Transfer shall be subject to the provisions of this Agreement.  For the purposes of this Agreement, the term Transfer does not include acquisition of a controlling interest in Master Developer by another entity or merger of Master Developer with another entity.

(b)In the event the Master Developer, upon Transfer of the Redevelopment Property or any portion thereof, seeks to be released from its obligations under this Agreement as to the portion of the Redevelopment Property that is transferred or assigned, the Authority and the City shall be entitled to require, except as otherwise provided in the Agreement, as conditions to any such release that:

(i)

Any proposed transferee shall have the qualifications and financial responsibility, in the reasonable judgment of the Authority and the City, necessary and adequate to fulfill the obligations undertaken in this Agreement by the Master Developer as to the portion of the Redevelopment Property to be transferred.

(ii)

Any proposed transferee, by instrument in writing satisfactory to the Authority and the City shall, for itself and its successors and assigns, and expressly for the benefit of the Authority and the City, have expressly assumed all of the obligations of the Master Developer under this Agreement as to the portion of the Redevelopment Property and Developer Improvements to be transferred and agreed to be subject to all the conditions and restrictions to which the Master Developer is subject as to such portion; provided, however, that the fact that any transferee of, or any other successor in interest whatsoever to, the Redevelopment Property and Developer Improvements, or any part thereof, shall not, for whatever reason, have assumed such obligations or so agreed, and shall not (unless and only to the extent otherwise specifically provided in this Agreement or agreed to in writing by the Authority and the City) deprive the Authority or the City of any rights or remedies or controls with respect to the Redevelopment Property, the Developer Improvements or any part thereof or the construction of the Developer Improvements; it being the intent of the parties as expressed in this Agreement that (to the fullest extent permitted at law and in equity and excepting only in the manner and to the extent specifically provided otherwise in this Agreement) no transfer of, or change with respect to, ownership in the Redevelopment Property, the Developer Improvements or any part thereof, or any interest therein, however consummated or occurring, and whether voluntary or involuntary, shall operate, legally, or practically, to deprive or limit the Authority or the City of or with respect to any rights or remedies on controls provided in or resulting from this Agreement with respect to the Redevelopment Property and Developer Improvements that the Authority or the City would have had, had there been no such transfer or change.  In the absence of specific written agreement by the Authority and the City to the contrary, no such transfer or approval by the Authority and the City thereof shall be deemed to relieve the Master Developer, or any other Party bound in any way by this Agreement or otherwise with respect to the Redevelopment Property and Developer Improvements, from any of its obligations with respect thereto.

(iii)

Any and all instruments and other legal documents involved in effecting the transfer of any interest in this Agreement or the Redevelopment Property governed by this Article VIII, shall be in a form reasonably satisfactory to the Authority and the City.

In the event the foregoing conditions are satisfied then the Master Developer shall be released from its obligation under this Agreement, as to the portion of the Redevelopment Property that is transferred, assigned, or otherwise conveyed. The restrictions under this Section terminate upon issuance of the Certificate of Completion.

Section 8.3.  Release and Indemnification Covenants.

(a)The Master Developer releases from and covenants and agrees that the Authority, the City, and the governing body members, officers, agents, servants, and employees thereof (the “Indemnified Parties”) shall not be liable for and agrees, jointly and severally, to indemnify and hold harmless the Indemnified Parties against any loss or damage to property or any injury to or death of any person occurring at or about or resulting from any defect in the Developer Improvements (until acceptance of the Developer Improvements by the City pursuant to the Developer Improvements Requirements) or the Redevelopment Property.

(b)Except for any willful misrepresentation or any willful or wanton misconduct or negligence of the Indemnified Parties, and except for any breach by any of the Indemnified Parties of their obligations under this Agreement, the Master Developer agrees to protect and defend the Indemnified Parties, now and forever, and further agrees to hold the aforesaid harmless from any claim, demand, suit, action, or other proceeding whatsoever by any person or entity whatsoever arising or purportedly arising from this Agreement, or the transactions contemplated hereby or the acquisition, construction, installation, ownership, maintenance, and operation of the Developer Improvements (until acceptance of the Developer Improvements by the City pursuant to the Developer Improvements Requirements) or the Redevelopment Property.

(c)The Indemnified Parties shall not be liable for any damage or injury to the persons or property of the Master Developer or its officers, agents, servants, or employees or any other person who may be about the Developer Improvements (until acceptance of the Developer Improvements by the City pursuant to the Developer Improvements Requirements) or the Redevelopment Property.

(d)All covenants, stipulations, promises, agreements, and obligations of the Authority and the City contained herein shall be deemed to be the covenants, stipulations, promises, agreements, and obligations of such entity and not of any governing body member, officer, agent, servant, or employee of such entities in the individual capacity thereof.

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ARTICLE IX

Events of Default

Section 9.1.  Events of Default Defined.  The following shall be “Events of Default” under this Agreement and the term “Event of Default” shall mean, whenever it is used in this Agreement, any one or more of the following events, after the non-defaulting Party provides sixty (60) days’ notice to the defaulting Party of the event of default, but only if the event has not been cured within said 60 days or, if the event is by its nature incurable within sixty (60)  days, the defaulting Party does not, within such sixty (60) day period, provide assurances reasonably satisfactory to the Party providing notice of default that the event will be cured and will be cured as soon as reasonably possible:

(a)If the Master Developer, the City, or Authority fails to observe or perform any covenant, condition, obligation, or agreement on its part to be observed or performed under this Agreement.

(b)If the Holder of any Mortgage on the Redevelopment Property for which the Master Developer is the mortgagor or any improvements thereon, or any portion thereof, commences foreclosure proceedings as a result of default under the applicable Mortgage documents.

(c)If the Master Developer shall:

(i)

file any petition in bankruptcy or for any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the United States Bankruptcy Act or under any similar federal or State law; or

(ii)	make an assignment for benefit of its creditors; or
(iii)	fails to pay real estate taxes on the Redevelopment Property that it owns as they become due; or
(iv)	admit in writing its inability to pay its debts generally as they become due; or
(v)	be adjudicated a bankrupt or insolvent.

Notwithstanding the foregoing, it is expressly agreed that the failure of the Master Developer to commence the construction of Vierling Drive extension/Internal roads as set forth in Section 3.5 shall not be deemed an Event of Default.

Section 9.2.  Remedies on Default.  Whenever any Event of Default referred to in Section 9.1 hereof occurs, the non-defaulting Party may exercise its rights under this Section 9.2 after providing sixty (60) days’ written notice to the defaulting Party of the Event of Default, but only if the Event of Default has not been cured within said sixty (60) days or, if the Event of Default is by its nature incurable within thirty (60) days, the defaulting Party does not provide assurances reasonably satisfactory to the non-defaulting Party that the Event of Default will be cured and will be cured as soon as reasonably possible:

(a)Suspend its performance under the Agreement until it receives reasonably satisfactory assurances that the defaulting Party will cure its default and continue its performance under the Agreement.

(b)If Shenandoah Drive or Barenscheer Boulevard are not commenced and completed based on the timelines set forth in EXHIBIT C, the Authority and the City may cancel and rescind or terminate this Agreement.

(c)Upon an Event of Default by the Master Developer, the Authority may suspend payments under the TIF Note and decline to provide any further Principal Advances (as described in Section 3.8(b)) after the Event of Default has occurred until the Event of Default has been cured.

(d)Take whatever action, including legal, equitable, or administrative action, which may appear necessary or desirable to collect any payments due under this Agreement, or to enforce performance and observance of any obligation, agreement, or covenant of the defaulting Party under this Agreement.

Section 9.3.  No Remedy Exclusive.  No remedy herein conferred upon or reserved to any Party is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute.  No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  In order for a Party to exercise any remedy reserved to it, it shall not be necessary to give notice, other than such notice as may be required in this Article IX.

Section 9.4.  No Additional Waiver Implied by One Waiver.  In the event any agreement contained in this Agreement should be breached by a  Party and thereafter waived by the non-defaulting Party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other concurrent, previous or subsequent breach hereunder.

Section 9.5.  Attorney Fees.  Whenever any Event of Default occurs and if the Authority or the City shall employ attorneys or incur other expenses for the collection of payments due or to become due or for the enforcement of performance or observance of any obligation or agreement on the part of the Master Developer under this Agreement, the Master Developer agrees that it shall, within ten (10) days of written demand by the Authority or the City, pay to the Authority or the City the reasonable fees of such attorneys and such other expenses so incurred by the Authority or the City.

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ARTICLE X

Additional Provisions

Section 10.1.  Conflict of Interests; Representatives Not Individually Liable.  The City, the Authority, and the Master Developer, to the best of their respective knowledge, represent and agree that no member, official, or employee of the City or Authority shall have any personal interest, direct or indirect, in the Agreement, nor shall any such member, official, or employee participate in any decision relating to the Agreement that affects his personal interests or the interests of any corporation, partnership, or association in which he, directly or indirectly, is interested.  No member, official, or employee of the City or Authority shall be personally liable to the Master Developer, or any successor in interest, in the event of any default or breach by the City or the Authority or for any amount that may become due to the Master Developer or successor or on any obligations under the terms of the Agreement.

Section 10.2.  Equal Employment Opportunity.  The Master Developer, for itself and its successors and assigns, agrees that during the construction of the Developer Improvements provided for in the Agreement it will comply with all applicable federal, State, and local equal employment and non-discrimination laws and regulations.

Section 10.3.  Restrictions on Use.  The Master Developer agrees it shall not discriminate upon the basis of race, color, creed, sex or national origin in the sale, lease, or rental or in the use or occupancy of the Redevelopment Property or any improvements erected or to be erected thereon, or any part thereof.

Section 10.4.  Titles of Articles and Sections.  Any titles of the several parts, Articles, and Sections of the Agreement are inserted for convenience of reference only and shall be disregarded in construing or interpreting any of its provisions.

Section 10.5.  Notices and Demands.  Except as otherwise expressly provided in this Agreement, a notice, demand, or other communication under the Agreement by either Party to the other shall be sufficiently given or delivered if it is dispatched by registered or certified mail, postage prepaid, return receipt requested, or delivered personally, to the following addresses (or to such other addresses as either Party may notify the other):

To the Master Developer:Canterbury Development LLC

1100 Canterbury Road South

Shakopee, MN  55379

Attn:  Randy Sampson, President and CEO

To the City:City of Shakopee

485 Gorman Street

Shakopee, MN 55379

Attn: City Administrator

To the Authority:Shakopee EDA

485 Gorman Street

Shakopee, MN  55379

Attn: Executive Director

Section 10.6.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument.

Section 10.7.  Recording.  The Authority may record this Agreement and any amendments thereto with the County Recorder or the Registrar of Titles of the County, as the case may be.  The Master Developer shall pay all costs for recording.

Section 10.8.    Amendment.  This Agreement may be amended only by written agreement approved by the City, the Authority, and the Master Developer.

Section 10.9.  Authority and City Approvals.  Unless otherwise specified, any approval required by the Authority under this Agreement may be given by the Authority Representative and any approval required by the City under this Agreement may be given by the City Representative, except that final approval of issuance of the TIF Note shall be made by the Authority’s  Board of Commissioners.

Section 10.10.  Joint and Several Obligations.  The obligations of the Master Developer under this Agreement shall be joint and several.

Section 10.11.  Termination of Agreement.  This Agreement shall terminate on the Maturity Date.

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IN WITNESS WHEREOF, the City, Authority, and Master Developer have caused this Contract for Private Redevelopment to be duly executed by their duly authorized representatives as of the date first above written.

CITY OF SHAKOPEE, MINNESOTA

By

Its  Mayor

By

Its  City Administrator

STATE OF MINNESOTA)

)  SS.

COUNTY OF SCOTT)

The foregoing instrument was acknowledged before me this ____ day of __________, 2018, by William P. Mars, the Mayor of the City of Shakopee, Minnesota, a statutory city organized and existing under the laws of the State of Minnesota, on behalf of the City.

____________________________________

Notary Public

STATE OF MINNESOTA)

)  SS.

COUNTY OF SCOTT)

The foregoing instrument was acknowledged before me this ____ day of ___________, 2018, by William H. Reynolds, the City Administrator of the City of Shakopee, Minnesota, a statutory city organized and existing under the laws of the State of Minnesota, on behalf of the City.

____________________________________

Notary Public

Execution page of the Authority to the Contract for Private Redevelopment, dated as of the date and year first written above.

ECONOMIC DEVELOPMENT AUTHORITY FOR THE CITY OF SHAKOPEE, MINNESOTA

By

Its    President

By

Its    Executive Director

STATE OF MINNESOTA)

)  SS.

COUNTY OF SCOTT)

The foregoing instrument was acknowledged before me this ____ day of _________, 2018, by Matt Lehman, the President of the Economic Development Authority for the City of Shakopee, Minnesota,  a public body corporate and politic under the laws of the State of Minnesota, on behalf of the Authority.

____________________________________

Notary Public

STATE OF MINNESOTA)

)  SS.

COUNTY OF SCOTT)

The foregoing instrument was acknowledged before me this ____ day of __________, 2018, by William H. Reynolds, the Executive Director of the Economic Development Authority for the City of Shakopee, Minnesota, a public body corporate and politic under the laws of the State of Minnesota, on behalf of the Authority.

____________________________________

Notary Public

Execution page of Canterbury Development LLC to the Contract for Private Redevelopment, dated as of the date and year first written above.

CANTERBURY DEVELOPMENT LLC

By

Its

STATE OF MINNESOTA)

)  SS.

COUNTY OF __________)

The foregoing instrument was acknowledged before me this _____ day of _____________, 2018, by _________________________, the _________________ of Canterbury Development LLC, a Minnesota limited liability company, on behalf of Canterbury Development LLC.

____________________________________

Notary Public

Execution page of Canterbury Park Holding Corporation to the Contract for Private Redevelopment, dated as of the date and year first written above.

CANTERBURY PARK HOLDING CORPORATION

By

Its

STATE OF MINNESOTA)

)  SS.

COUNTY OF __________)

The foregoing instrument was acknowledged before me this _____ day of _____________, 2018, by _________________________, the _________________ of Canterbury Park Holding Corporation, a Minnesota corporation, on behalf of Canterbury Park Holding Corporation.

____________________________________

Notary Public

EXHIBIT  A

REDEVELOPMENT PROPERTY

PID 274500010Lot 1, Block 1, CanterburyPark 6th Addition, according to the plat thereof, Scott County, Minnesota.

PID 274500030Outlot A, Canterbury Park 6th Addition,  according to the plat thereof, Scott County, Minnesota.

PID 274500020Lot 2, Block 1, CanterburyPark 6th Addition,  according to the plat thereof, Scott County, Minnesota.

PID 274500040Outlot B, Canterbury Park 6th Addition,  according to the plat thereof, Scott County, Minnesota.

PID 272450010Lot 1, Block 1, CanterburyPark 5th Addition,  according to the plat thereof, Scott County, Minnesota.

PID 274500050Outlot C and Outlot B, Canterbury Park 6th Addition,  according to the plat thereof, Scott County, Minnesota.

PID 274500100Outlot H, Canterbury Park 6th Addition,  according to the plat thereof, Scott County, Minnesota.

PID 274500090Outlot G, CanterburyPark 6th Addition,  according to the plat thereof, Scott County, Minnesota.

PID 274500060Outlot D, Canterbury Park 6th Addition,  according to the plat thereof, Scott County, Minnesota.

PID 274500080Outlot F, CanterburyPark 6th Addition,  according to the plat thereof, Scott County, Minnesota.

[TO BE REPLACED WITH PLATTED LEGAL DESCRIPTION UPON RECORDING OF NEW PLAT]

A-1

EXHIBIT  B

FORM OF TIF NOTE

UNITED STATE OF AMERICA

STATE OF MINNESOTA

COUNTY OF SCOTT

ECONOMIC DEVELOPMENT AUTHORITY

FOR THE CITY OF SHAKOPEE

No. R-1$__________

TAX INCREMENT REVENUE NOTE

SERIES 20___

Date

of Original Issue

6.0%

_________, 20____

The Economic Development Authority for the City of Shakopee (the “Authority”) hereby acknowledges itself to be indebted and, for value received, promises to pay to the order of Canterbury Development LLC, a Minnesota limited liability company, or registered assigns, and Canterbury Park Holding Corporation, a Minnesota corporation and the parent of Canterbury Development LLC  (together, the “Owner”), solely from the source, to the extent and in the manner hereinafter provided, the maximum principal sum of $23,336,500, as provided in the Agreement (hereinafter defined), or so much thereof as has been from time to time advanced as hereinafter provided (the “Principal Amount”), together with interest  on the unpaid balance thereof accrued from the respective dates of entry of each Principal Advance on the Principal Advance Ledger attached hereto, at the rate of 6.0% per annum.  This Note is given in accordance with that certain Contract for Private Redevelopment, dated ___________, 2018 (the “Agreement”), between the Authority, the City of Shakopee, Minnesota (the “City”), and the Owner.  Capitalized terms used and not otherwise defined herein shall have the meaning provided for such terms in the Agreement unless the context clearly requires otherwise.

1.Payments.  Principal and interest payments (the “Payments”) shall be paid on August 1, 2020 and each February 1 and August 1 thereafter to and including February 1, 2046  (the “Payment Dates”) in the amounts and from the sources set forth in Section 3 herein.  Payments shall be applied first to accrued interest, and then to unpaid principal.  Interest accruing from the respective dates of entry of each Principal Advance on the Principal Advance Ledger

Payments are payable by mail to the address of the Owner or such other address as the Owner may designate upon thirty (60) days’ written notice to the Authority.  Payments on this Note are payable in any coin or currency of the United States of America which, on the Payment Date, is legal tender for the payment of public and private debts.

2.Interest.  Interest at the rate stated herein shall accrue on the unpaid principal, commencing on the date of original issue.  Interest shall be computed on the basis of a year of 360 days and charged for actual days principal is unpaid.  Interest on this Note shall accrue but shall not compound into principal.

3.Principal Advances.  Following the satisfaction of the requirements in Section 3.8(a) of the Agreement, and on any date thereafter through the fifth anniversary of the date that the TIF District is certified, the Owner may request the Authority enter an advance of principal under this Note (a “Principal Advance”) on the ledger of such advances maintained by the registrar (the “Principal Advance Ledger”), by submitting to the Authority a certificate (the “Principal Advance Certificate”) signed by the Owner’s duly authorized representative, containing the following: (i) a statement that each cost identified in the Principal

Advance Certificate is a Qualified Public Redevelopment Cost reimbursable pursuant to Section 3.7 hereof and that no part of such cost has been included in any previous Principal Advance Certificate; (ii) evidence that each identified Qualified Public Redevelopment Cost has been paid or incurred by or on behalf of the Master Developer;  (iii) a certification from the City Engineer that the Developer Improvements for which reimbursement is requested have been approved by the City and have been completed based on the requirements of EXHIBIT D and EXHIBIT E; (iv) a statement that no uncured Event of Default by the Master Developer has occurred and is continuing under the Agreement (as defined below); (v) a statement describing the type and amount of Qualified Public Redevelopment Costs that were expended outside the TIF District, if any; and (vi) a statement that the expenditures for which reimbursement is requested complies with Section 4.5 of the Agreement.  The Owner may submit one (1) Principal Advance Certificate per month to the Authority.

Within forty-five (45) days after receipt of the Principal Advance Certificate, the Authority shall, if the Authority Representative has determined that all the aforementioned requirements have been satisfied, so notify the Owner and direct the registrar to enter the amount requested in the Principal Advance Ledger on the next February 1 or August 1, provided that the aggregate amount of sums entered on the Principal Advance Ledger shall not exceed $23,336,500.  The Authority may, if not satisfied that the conditions described herein have been met, return the Principal Advance Certificate with a statement of the reasons why the Principal Advance Certificate is not acceptable and requesting such further documentation or clarification as the Authority may reasonably require.  Failure by the Authority to notify the Owner of any objections within thirty (60) days after receipt of the Principal Advance Certificate will be deemed acceptance thereof.

4.Available Tax Increment.  Payments on this Note are payable on each Payment Date solely from and in the amount of “Available Tax Increment,” which shall mean, on each Payment Date, ninety percent (90%) of the Tax Increment attributable to the TIF District Property and paid to the Authority by Scott County, Minnesota in the six (6) months preceding the Payment Date, all as such terms are defined in the Contract for Private Redevelopment, dated _____________, 2018 (the “Agreement”), between the City, the Authority, and the Owner, as the master developer.    Principal payments on this Note are subordinate to the City’s General Obligation Tax Increment Bonds, Series _________ issued in the amount of $__________ (the “TIF Bonds”).  Therefore, Available Tax Increment (as defined in the Agreement) will first be used by the City to provide debt service coverage in the amount of one hundred and five percent (105%) of the principal of and interest on the TIF Bonds and to reimburse the City for any Deficiency Payments (as defined in the Agreement).  The City will only make payments on this TIF Note in the amount of Available Tax Increment remaining after the payment of principal of and interest on the TIF Bonds on each Payment Date.

The Authority shall have no obligation to pay principal of and interest on this Note on each Payment Date from any source other than Available Tax Increment and the failure of the Authority to pay the entire amount of principal and interest on this Note on any Payment Date shall not constitute a default hereunder as long as the Authority pays principal hereon to the extent of Available Tax Increment.  The Authority shall have no obligation to pay the unpaid balance of principal or accrued interest that may remain after the final Payment on February 1, 2046.

5.Default.  If on any Payment Date there has occurred and is continuing any Event of Default under the Agreement, the Authority may withhold from payments hereunder under all Available Tax Increment.  If the Event of Default is thereafter cured in accordance with the Agreement, the Available Tax Increment withheld under this Section shall be deferred and paid, without interest thereon, on the next Payment Date after the Event of Default is cured.  If the Event of Default is not timely cured, the Authority may terminate this Note by written notice to the Owner in accordance with the Agreement.

6.Optional Prepayment.  The principal sum and all accrued interest payable under this Note is prepayable in whole or in part at any time by the Authority without premium or penalty.  No partial prepayment shall affect the amount or timing of any other regular payment otherwise required to be made under this Note.

7.Nature of Obligation.  This Note is the sole note of an issue in the maximum principal amount of $23,336,500, issued to aid in financing certain Qualified Public Redevelopment Costs and administrative costs of a Project undertaken by the Authority pursuant to Minnesota Statutes, Sections 469.090 through 469.1082,  as amended, and is issued pursuant to an authorizing resolution (the “Resolution”) duly adopted by the Authority on March 6, 2018, and pursuant to and in full conformity with the Constitution and laws of the State of Minnesota, including Minnesota Statutes, Sections 469.174 through 469.1794, as amended.  This Note is a limited obligation of the Authority which is payable solely from Available Tax Increment pledged to the payment hereof under the Resolution.  This Note shall not be deemed to constitute a general obligation of the State of Minnesota or any political subdivision thereof, including, without limitation, the Authority. Neither the State of Minnesota nor any political subdivision thereof shall be obligated to pay the principal of this Note or other costs incident hereto except out of Available Tax Increment, and neither the full faith and credit nor the taxing power of the State of Minnesota or any political subdivision thereof is pledged to the payment of the principal of this Note or other costs incident hereto.

8.Estimates of Available Tax Increment.  Any estimates of Tax Increment prepared by the Authority, the City or their respective municipal advisors in connection with the Available Tax Increment and the Agreement are for the benefit of the Authority and the City only, and are not intended as representations on which the Master Developer may rely.

THE AUTHORITY AND THE CITY MAKE NO REPRESENTATIONS OR WARRANTIES THAT THE AVAILABLE TAX INCREMENT WILL BE SUFFICIENT TO PAY THE PRINCIPAL OF THIS NOTE.

9.Registration and Transfer.  This Note is issuable only as a fully registered note without coupons.  As provided in the Resolution, and subject to certain limitations set forth therein, this Note is transferable upon the books of the Authority kept for that purpose at the principal office of the Finance Director of the City, by the Owner hereof in person or by such Owner’s attorney duly authorized in writing, upon surrender of this Note together with a written instrument of transfer satisfactory to the Authority, duly executed by the Owner.  Upon such transfer or exchange and the payment by the Owner of any tax, fee, or governmental charge required to be paid by the Authority with respect to such transfer or exchange, there will be issued in the name of the transferee a new Note of the same aggregate principal amount and maturing on the same dates.

This Note shall not be transferred to any person other than an affiliate, or other related entity, of the Owner, unless the Authority has been provided with an investment letter in a form substantially similar to the investment letter submitted by the Owner or a certificate of the transferor, in a form satisfactory to the Authority, that such transfer is exempt from registration and prospectus delivery requirements of federal and applicable state securities laws.

IT IS HEREBY CERTIFIED AND RECITED that all acts, conditions, and things required by the Constitution and laws of the State of Minnesota to be done, to exist, to happen, and to be performed in order to make this Note a valid and binding limited obligation of the Authority according to its terms, have been done, do exist, have happened, and have been performed in due form, time and manner as so required.

IN WITNESS WHEREOF, the Board of Commissioners of the Economic Development Authority for the City of Shakopee have caused this Note to be executed with the manual signatures of its President and Executive Director, all as of the Date of Original Issue specified above.

ECONOMIC DEVELOPMENT

AUTHORITY FOR THE CITY OF

SHAKOPEE

Executive DirectorPresident

_____________________________________

REGISTRATION PROVISIONS

The ownership of the unpaid balance of the within Note is registered in the bond register of the Economic Development Authority for the City of Shakopee, in the name of the person last listed below.

Director
Date of Registration	Registered Owner	Signature of Finance Director

Canterbury Development LLC Federal ID # ____________ Canterbury Park Holding Corporation Federal ID # ____________

_____________________________________

PRINCIPAL ADVANCE LEDGER

Date of Principal Advance	Amount of Principal Advance

EXHIBIT C

PUBLIC IMPROVEMENTS

Location of Improvement	Preliminary Costs	Timeline	Canterbury TIF	City -- TIF	City – Other Funds	County -- TIF	County – Other Funds
CH 83 Improvements	$8,860,000	2021			$1,584,000		$7,276,000
Changes to County Road 83*	$900,000	2021				$900,000
Eagle Creek Blvd/Vierling Roundabout	$1,400,000	2023		$1,400,000
CR 83/US 169 North Ramp Turn Lane**	$230,000	2025+				$230,000
Shenandoah Drive Construct	$8,400,000	2018-2019	$8,400,000
12 Avenue Reconstruction including east side	$6,850,000	2019-2020		$6,850,000
Barenscheer Blvd Construct	$7,200,000	2020-2021	$7,200,000
Vierling Drive extension/Internal roads	$7,000,000	2024	$7,000,000
Shenandoah/Vierling/12th Roundabout	$350,000	2019-2020		$350,000
General Wayfinding	$100,000	2019-2021	$100,000
ROW Acquisition	$636,500		$636,500

Total	$42,460,000		$23,336,500	$8,600,000	$1,584,000	$1,130,000	$7,276,000
Total TIF			$33,066,500

*Balance of CH83 Improvements are expected to be funded by Scott County and a Federal grant.

**County may or may not construct the CR 83/US 169 North Ramp Turn Lane.

C-1

EXHIBIT D

EXCERPT OF TRAFFIC STUDY DESCRIBING PUBLIC IMPROVEMENTS

(Elements of Study may be modified as development progresses)

D-1

EXHIBIT E

DEVELOPER IMPROVEMENTS REQUIREMENTS

CITY OF SHAKOPEE

SCOTT COUNTY, MINNESOTA

DEVELOPER IMPROVEMENTS REQUIREMENTS

(A)Construction Plans and Specifications and Approval Thereof.  The Developer will engage, at Developer's expense, a duly licensed professional civil engineer authorized to practice within the State of Minnesota to prepare detailed plans, specifications, and a cost estimate for the complete installation of all Developer Improvements, in accordance with the most recent editions of the City of Shakopee Design Criteria; the City of Shakopee General Specifications and Standard Detail Plates for Street & Utility Construction; Municipal State Aid Rules and Plan Requirements; and the Shakopee Public Utilities Commission (SPUC) Water Policy Manual and submit them to the City Engineer and to the SPUC Utilities Manager for written approval prior to commencement of construction.

The Developer must submit the appropriate grading plan, specifications, storm water management plan, erosion and sediment control plan and Storm Water Pollution Prevention Plan (SWPPP) to the City Engineer for approval for each phase of the project.  Before any construction is commenced within that phase, the plans and specifications must be approved by the City Engineer and copies of all required permits must be provided to the City Engineer.  After the City Engineer has approved the plans, any changes to the plans must be resubmitted to the City Engineer for approval.  No changes may be made without written approval from the City Engineer.  The Developer must comply with any erosion and sediment control method required by the City for the prevention of damage to adjacent property, for prevention of damage to downstream storm sewer systems and for the control of surface water runoff.

The Developer, the Developer’s contractors and subcontractors must submit drawings to the City Engineer outlining all proposed haul routes for the import or export of soil, construction material, construction equipment or construction debris, or any other purpose.  All haul routes must be approved in writing by the City Engineer.

The Developer must furnish to the City and to SPUC street and utility plans and specifications for approval for each phase of construction.  Before any construction is commenced within that phase, the plans and specifications must be approved by the City Engineer, State Aid, and the SPUC Utilities Manager, and copies of all required permits must be provided to the City Engineer and to SPUC. After the City Engineer and SPUC have approved the plans, no changes may be made without written approval from the appropriate authority.

(B)Right to Proceed with Construction.    The Developer must not construct site grading improvements or otherwise disturb the earth or remove trees until all the following conditions have been satisfied: (1) the necessary security and applicable fees have been received by the City; (2) all required grading plans, storm water management plans, erosion and sediment control plans, SWPPP’s and specifications have been approved by the City Engineer or assigns; and (3) the City Engineer or assigns has issued a grading permit.

The Developer must not construct street improvements, sanitary sewer improvements, storm sewer improvements, water distribution system improvements, public or private improvements, nor any buildings until all the following conditions have been satisfied:  (1) this agreement has been fully executed by both parties and filed with the City Clerk;  (2) the necessary security and all applicable fees have been received by the City;  (3)  all required plans and specifications have been approved by the City Engineer, State Aid, and the SPUC Utilities Manager.

(C)Construction Observation.  The City will, at the Developer's expense, have one or more construction observers observe the work on a full or part‑time basis. The Developer must also provide a qualified engineer to perform site inspections on a daily basis and geotechnical consultant to provide all project materials testing as required and directed by the City Engineer; State Aid Rules; and MnDOT’s Schedule of Materials Control.  The engineers’ qualifications must be submitted in writing to the City Engineer.  The Developer must instruct its project engineer/inspector to respond to questions from the City observer(s) and to make periodic site visits to verify the construction is being performed to an acceptable level of quality in accordance with the engineer's design.  The Developer or his engineer must schedule a preconstruction meeting at a mutually agreeable time with all parties concerned, including City staff, to review the program for the improvements.

(D)Trunk Charges and Lateral Charges.  The Developer agrees to pay the City the applicable City trunk charges and lateral charges.  Those charges are set forth in the City’s annual fee schedule.  All trunk charges and lateral charges must be paid to the City prior to recording the final plat.

(E)Sealcoating Charge.  The Developer agrees to pay the City for costs associated with the first bituminous seal coat on all bituminous paved streets as set forth in the City’s annual fee schedule.

(F)Construction of Developer Improvements.

(1)Construction.  The Developer must furnish materials and equipment, construct and install all proposed improvements and conduct all operations in accordance with the most recent editions of the State Aid Rules and the City’s General Specifications and Standard Detail Plates for Street and Utility Construction, the City’s Design Criteria, the City’s Comprehensive Water Resource Management Plan, the City’s SWPPP, SPUC’s Water Policy Manual, City standards, City Policies, City ordinances, all general and supplemental conditions received from the City, the approved plans and specifications.  For street lighting improvements, the Developer must furnish materials and equipment and construct and install the proposed improvements in accordance with the Street Lighting Agreement adopted jointly by the City and SPUC.

(2)Easements.  The Developer must grant or cause to be granted to the City, at no cost to the City, all permanent or temporary easements necessary for the installation and maintenance of the Developer Improvements.

(3)Insurance.  The Developer will provide or the Developer will cause each person with whom the Developer contracts for the construction of any Developer Improvement to furnish to the City the Contractor's Insurance Certificates as specified in Article S.G.C.5 of the Supplementary General Conditions of the General Specifications and Standard Detail Plates for Street & Utility Construction.  No construction must commence until the City Clerk receives the insurance certificates with the City listed as additional insured, including a cancellation clause providing the City with thirty (30) days written notice, and the certificates are approved by the City Attorney.

(4) Grading and Erosion and Sediment Control.  The grading required for the Developer Improvements must be in compliance with the approved Tree Management Plan, as required per Section 11.60, Subdivision 9 of the City Code.

Prior to any grading operations commencing and before any utility construction commencing or building permits being issued, the Developer must identify, in writing to the City Engineer, a responsible party and schedule for erosion and sediment control inspection and maintenance, street cleaning, and weekly street sweeping.

Prior to grading operations commencing and before any street and utility construction commencing or building permits being issued, all erosion and sediment control measures must be installed, inspected, and approved by the City Engineer or assigns.  The City Engineer or assigns may impose additional erosion and sediment control requirements if they would be beneficial.

All areas disturbed by the excavation and backfilling operations must be reseeded forthwith after the completion of the work in that area.  Except as otherwise provided in the City approved plans, seed must be certified seed to provide temporary ground cover as rapidly as possible.  All seeded areas must be fertilized, mulched, and disc anchored as necessary for seed retention.

The parties recognize that time is of the essence in erosion and sediment control.  If the Developer does not comply with the requirements set forth in this Agreement, the City may take such action as it deems appropriate to control erosion and sediment transport at the Developer's expense.  The City Engineer or assigns will endeavor to notify the Developer in advance of any proposed action, but failure to do so will not affect the Developer's and City's rights or obligations.  No development will be allowed and no building permits will be issued unless the Developer Improvements are in full compliance with all erosion and sediment control requirements.

Erosion and sediment control measures must be maintained until turf is established on all areas disturbed as a result of development/construction.  After the site has been stabilized to where, in the opinion of the City Engineer or assigns, there is no longer a need for erosion and sediment control, they will authorize the removal of the erosion and sediment control measures, i.e. hay bales and silt fence.  The Developer must properly remove and dispose of the erosion and sediment control measures.  The Developer is responsible for ensuring that all contractors, homebuilders, home purchasers and other parties involved in the development/construction are notified of this responsibility.

The Developer is responsible for regular erosion and sediment control inspection and maintenance or work as deemed necessary by the City Engineer or assigns until turf is established on all areas disturbed as a result of development/construction.  If the Developer fails to perform the required clean up within twenty-four (24) hours of receiving instructions and notice from the City Engineer or assigns, the City, without further notice, can perform the work and charge the associated cost to the Developer.  If the Developer does not reimburse the City for any cost the City incurred for such work within ten (10) days of receipt of the invoice, the City may draw down, without further notice, the security provided to pay any costs incurred by the City.

The Developer is responsible for weekly street sweeping of all streets within the development and all streets adjacent to the development if sediment is tracked off site.  All street sweeping must be performed utilizing a pick-up sweeper.  If the Developer fails to perform the required street sweeping within twenty-four (24) hours of receiving instructions and notice from the City Engineer and/or the Building Official or their assigns, they, without further notice, can perform the work and charge the associated cost to the Developer.  If the Developer does not reimburse the City for any cost the City incurred for such work within ten (10) days of receipt of the invoice, the City may draw down, without further notice, the security provided to pay any costs incurred by the City.  The Developer shall be responsible for weekly street sweeping until final acceptance by the City.

The Developer is responsible for soil correction work required for the Developer’s Improvements. The City makes no representation to the Developer concerning either the nature of suitability of soils or the cost of correcting any unsuitable soil conditions which may exist.

(5)Signage Requirements.  All street signs and traffic signs required by the City as part of the street and utility plan approval must be furnished and installed by the City at the expense of the Developer.  All conservation and wetland easement boundary marking posts required for the Subdivision must be furnished and installed by the Developer at the expense of the Developer.  All conservation and wetland easement boundary marking signage required for the Subdivision must be furnished and installed by the City at the expense of the Developer.  All park and open space boundary marking posts and signage required for the Subdivision must be furnished and installed by the City at the expense of the Developer.  All conservation easement, wetland easement and park and open space posts and signage required for the Subdivision by the City must be installed within one (1) year from the date of recording the plat, or the posts and signage must be installed on a per lot basis at the time the building permit for the subject lot is issued, whichever occurs first.  These fees are set forth in the City’s annual fee schedule.

(6)Landscaping Requirements.  Trees must be planted according to the Tree, Shrub and Bush Planting and Placement Policy and Standards and may not be planted within the right-of-way or within drainage and utility easements adjacent to public right-of-way, unless approved with a tree planting permit from the City of Shakopee.  Landscaping is not allowed within any easements containing an emergency overflow nor is it allowed within any easements as outlined in the City’s most recent edition of its Easement Fencing and Landscaping Policy.  In addition to any sod required as a part of the grading, drainage and erosion control plan or the SWPPP, the Developer must sod the full easement width of all drainage ways/swales leading to drainage structures on each lot utilizing a minimum of six (6) inches of topsoil.  The Developer must also install silt fence behind the sod in the drainage ways/swales leading to drainage structures.  Seed or sod must also be placed on all disturbed areas of the lot.  These requirements supplement, but do not replace, specific landscaping conditions that may have been required by the City Council for plat approval.

(7)Plat Monuments.  Before the security for the completion of the public improvements is released, all plat monuments must be correctly placed in the ground in accordance with Minnesota Statutes, Chapter 505.  The Developer's surveyor shall submit a written notice to the City Engineer certifying that the iron monuments have been installed.

(8)Project Testing Requirements.  The Developer is responsible, at the Developer’s sole cost, to provide testing to certify that Developer installed improvements have been completed in compliance with State Aid Rules and MnDOT’s Schedule of Materials Control approved plans and specifications.  The personnel performing the testing must be certified by the Minnesota Department of Transportation.  The City Engineer has the sole discretion to determine if additional testing is necessary.  The cost of additional testing is to be paid by the Developer.

(9)Street, Sanitary Sewer, Storm Sewer and Water Distribution System Maintenance.  The Developer is responsible for all street maintenance, with the exception of snow plowing, until all streets are accepted by the City.  Warning signs must be placed by the Developer when hazards develop in streets to prevent the public from traveling on them and directing attention to detours.  If streets become impassable, the City may order that such streets must be barricaded and closed.  The Developer must maintain a smooth roadway surface and provide proper surface drainage.  The City will not be responsible for reshaping or damage to the street base, the street surfacing, the curb and gutter or utilities because of snow plowing operations. The provision of City snow plowing service does not constitute final acceptance of the streets by the City.

The Developer is responsible for cleaning and maintenance of the sanitary sewer system (including, but not limited to, pipes, manholes and lift stations) and the adjacent off-site sanitary sewer system that receives sewage from the plat.  The Developer must follow all instructions received from the City Engineer or assigns concerning the cleaning and maintenance of the sanitary sewer system.  The Developer's obligations under this paragraph end on the date of final acceptance by the City.

The Developer is responsible for cleaning and maintenance of the storm sewer system (including, but not limited to, ponds, pipes, catch basins, culverts and swales) and the adjacent off-site storm sewer system that receives storm water from the plat.  The Developer must follow all instructions it receives from the City Engineer or assigns concerning the cleaning and maintenance of the storm sewer system.  The Developer's obligations under this paragraph end on the date of final acceptance by the City.

The Developer is responsible for cleaning and maintenance of the water distribution system within the plat and the adjacent off-site water distribution systems.  The Developer must follow all instructions it receives from SPUC or assigns concerning the cleaning and maintenance of the water distribution system.  The Developer's obligations under this paragraph end on the date of final acceptance by the City and SPUC.

(10)Record Plans/Drawings.    Upon completion of the site grading improvements, the Developer’s engineer(s) of record must provide to the City Engineer a certified Record “As-Built” grading and erosion and sediment control plan/drawing in hard copy (mylar and paper) and electronic form as outlined in the most recent edition of the City Design Criteria.  Prior to issuance of building permits in addition to the model building permit, the Developer must provide to the City Engineer and to SPUC an Operations Record Plan in hard copy form (paper) as outlined in the most recent edition of the City of Shakopee Design Criteria and the SPUC Water Policy Manual.  Upon completion of the street and utility construction, the Developer’s engineer(s) of record must provide to the City and to SPUC a certified Record “As-Built” street and utility plan/drawing in hard copy (mylar and paper) and electronic form as outlined in the most recent edition of the City of Shakopee Design Criteria and the SPUC Water Policy Manual. In addition to and upon completion of the project, the Developer’s engineer(s) of record must provide a certified letter indicating that “all improvements have been constructed under the direct supervision (of the engineer(s) of record) and are certified accordingly to have been constructed to be in compliance with the approved plans and specifications.”

The Record “As-Built” plans/drawings referenced above must, at a minimum, include all items referenced in the most recent edition of the City Design Criteria and must also include any additional features as directed by the City Engineer.

The Record “As-Built” plans/drawings referenced above must be approved by the City and SPUC prior to final acceptance of the Developer’s Improvements.

(11)Faithful Performance of Construction Contracts and Bond.  The Developer will fully and faithfully comply with all terms of any and all contracts entered into by the Developer for the installation and construction of all Developer Improvements and the Developer guarantees the workmanship and materials for a period of one (1) year following the City's final acceptance of the Developer Improvements.  The Developer must also provide the Maintenance Bond required in this Agreement.

EXHIBIT F

POTENTIAL PHASES OF REDEVELOPMENT PROJECT

The overall Redevelopment Project will be completed in multiple phases and is envisioned to consist of the following:  46 owner-occupied townhomes, 65 owner-occupied senior cooperative condominium units, 600 apartment units, 100,400 square feet of retail/restaurant space, 2 destination entertainment buildings of approximately 75,000 square feet each, 300 hotel rooms split between 2 anticipated hotels, and approximately 783,000 square feet of office/commercial buildings.  The overall Redevelopment Project will also include the demolition and redevelopment of a number of existing stable/dormitory buildings within the boundaries of the TIF District and the corresponding demolition, geotechnical work, site work, parking improvements, public streets, utilities, sidewalks, and other improvements associated with the project.

The Redevelopment Project is envisioned to be completed in the following phases:

Apartments, first phase approximately 300 units

Apartments, second phase approximately 300 units

Owner-occupied townhomes, estimated 46 units

Owner-occupied senior cooperative condominium, estimated 65 units

Retail, estimated 17,000 square feet

Coffee shop, estimated 1,800 square feet

Daycare, estimated 12,000 square feet

Hotel, estimated 120 keys

Office headquarters, estimated 300,000 square feet

Entertainment/waterpark, estimated 75,000 square feet

Restaurant, estimated 6,000 square feet

Restaurant, estimated 6,000 square feet

Dual concept hotel, estimated 180 keys

Destination entertainment, estimated 75,000 square feet

Retail/fast casual restaurant, estimated 19,000 square feet

Retail/fast casual restaurant, estimated 19,600 square feet

Specialty retail/restaurant, estimated 19,000 square feet

Office headquarters, best corner, estimated 250,000 square feet

Office/tech, estimated 118,000 square feet

Office/tech, estimated 115,000 square feet

Construction of the first phase of development is anticipated to begin in late 2018 and will consist of approximately 300 units of market rate housing.   Construction of the subsequent phases will be driven by market conditions over the next approximately ten years; therefore, the subsequent phases will not necessarily occur in the order and densities listed above.

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EXHIBIT G

CONCEPT PLAN FOR REDEVELOPMENT PROJECT

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EXHIBIT H

CERTIFICATE OF COMPLETION

WHEREAS, the City of Shakopee, Minnesota (the “City”), the Economic Development Authority for the City of Shakopee (the “Authority”), Canterbury Development LLC  (“Canterbury Development”), and Canterbury Park Holding Corporation (“Canterbury Park Holding Corporation,” and together with Canterbury Development, the “Master Developer”)  have entered into a certain Contract for Private Redevelopment, dated _____________, 2018  (the “Agreement”); and

WHEREAS, the Agreement contains certain covenants and restrictions set forth in Articles III and IV thereof related to completing certain Developer Improvements; and

WHEREAS, the Master Developer has performed said covenants and conditions insofar as it is able in a manner deemed sufficient by the Authority to permit the execution and recording of this certification; and

NOW, THEREFORE, this is to certify that all construction and other physical improvements related to the Developer Improvements specified to be done and made by the Master Developer have been completed and the agreements and covenants in Articles III and IV of the Agreement have been performed by the Master Developer, and this Certificate is intended to be a conclusive determination of the satisfactory termination of the covenants and conditions of Articles III and IV of the Agreement related to completion of the Developer Improvements, but any other covenants in the Agreement shall remain in full force and effect.

Dated:  _______________, 20__.

ECONOMIC DEVELOPMENT AUTHORITY

FOR THE CITY OF SHAKOPEE, MINNESOTA

By

Its  Executive Director

CITY OF SHAKOPEE, MINNESOTA

By

Its  City Administrator

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STATE OF MINNESOTA)

)  SS.

COUNTY OF SCOTT)

The foregoing instrument was acknowledged before me this _______________, 20__, by _________________, the Executive Director of the Economic Development Authority for the City of Shakopee, on behalf of the Authority.

Notary Public

STATE OF MINNESOTA)

)  SS.

COUNTY OF SCOTT)

The foregoing instrument was acknowledged before me this _______________, 20__, by _________________, the City Administrator of the City of Shakopee,  Minnesota on behalf of the City.

Notary Public

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EXHIBIT I

POTENTIAL EXPENDITURES OUTSIDE TIF DISTRICT

Public Improvement	Estimated Percentage Outside District
12th Avenue Reconstruction, including east side	25%
Barenscheer Boulevard	20%

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EXHIBIT J

Consent of Canterbury Park Entertainment, LLC

Canterbury Park Entertainment, LLC, hereby consents to the Contract for Private Redevelopment between City of Shakopee, Minnesota, Economic Development Authority for the City of Shakopee, Minnesota; Canterbury Development LLC and Canterbury Park Holding Corporation, dated ______________, 2018, (the “Agreement”) and agrees that its property shall be subject to the terms of the Agreement.

Canterbury Park Entertainment, LLC By____________________________ Its____________________________

Dated: _______________

ACKNOWLEDGMENT

STATE OF MINNESOTA)

)  ss.

COUNTY OF SCOTT)

On this _____ day of , 2018, before me, a Notary Public of said State, duly commissioned and sworn, personally appeared _____________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person that executed the within instrument as _____________________________ of Canterbury Park Entertainment, LLC, a Minnesota limited liability company, and acknowledged to me that such limited liability company executed the same.

In Witness Whereof, I have hereunto set my hand and affixed my official seal the day and year first above written.

Notary Public, State of

My Commission expires:

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